Exhibit 99.1

Allied Nevada Reports Strong Third Quarter Operating and Financial

Results with Record Gold Sales of 30,585 Ounces

Average Year to Date Cost of Sales of $406 Per Ounce of Gold Sold1

November 5, 2010, Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report its financial and operating results for the three and nine months ended September 30, 2010. The results presented in this press release should be read in conjunction with the Company’s Form 10-Q (quarterly report) filed on SEDAR and Edgar and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars.

2010 Highlights:

•

Hycroft operations achieved record sales in the third quarter of 2010 of 30,585 ounces of gold and 69,365 ounces of silver. Revenue in the third quarter of 2010 of $38.9 million is nearly twice the revenue in the same quarter of 2009 of $20.0 million. Year to date, revenue of $99.4 million is higher compared with the same period in 2009 of $27.0 million. The significant increase in revenue year over year is due to the mine operating at normal rates in 2010 where it was still in the commissioning phase in 2009. The average realized gold price in the third quarter and year to date of 2010 was $1,227 and $1,192 per ounce, respectively, compared with $955 and $950 per ounce, respectively, in the corresponding periods of 2009.

•

Hycroft produced 29,563 ounces of gold and 75,552 ounces of silver in the third quarter of 2010. Year to date production totaled 83,686 ounces of gold and 191,051 ounces of silver. Average gold and silver grades mined in the third quarter of 2010 of 0.55 grams per tonne (“g/t”) gold and 7.04 g/t silver were as expected. Year to date, recoverable ounces placed on the pad of 93,619 ounces of gold and 219,700 ounces of silver are as per plan. The year to date silver to gold ounce production ratio of 2.3 ounces of silver per ounce of gold continues to exceed management’s expectation. Allied Nevada is on track to exceed full-year guidance for 2010 of gold sales of approximately 100,000 ounces and cost of sales are expected to be $400-$450 per ounce of gold sold[1].

•

Allied Nevada achieved net income of $3.1 million ($0.03 per share) in the third quarter of 2010, $27.5 million ($0.34 per share) year-to-date, compared with net income of $5.1 million ($0.08 per share) and a net loss of $9.3 million ($0.15 per share) for the same periods in 2009. In the third quarter $8.1 million of exploration and $5.0 million of stripping costs were expensed. The exploration expenditures are higher than planned due to the Company’s decision to accelerate the in-fill drill program in advance of a major reserve and resource update scheduled for release in early 2011. This will allow the Company the resource information necessary to complete a detailed feasibility study scheduled for mid-2011. Upon completion of the feasibility study, it is expected that the annual exploration budget will decline to $5 million. In May 2010, the Company began implementing its accelerated oxide mine plan, as announced, which included a substantial waste stripping campaign. This is required to allow access to more ore as

[1]	Allied Nevada uses the non-GAAP financial measures “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

the Company ramps up its gold production to 130,000 in 2011 and over 250,000 ounces by 2012. Under the Company’s application of US GAAP, we are required to expense stripping costs and development drilling and related assaying costs to delineate an ore body incurred before mineralization is classified as proven and probable ore reserves. If these stripping and exploration expenses had been accounted for according to other jurisdictions financial reporting standards (such as Canadian GAAP or International Financial Reporting Standards), between $8 million ($0.09 per share pre-tax) and $10 million ($0.11 per share pre-tax) would have been capitalized as mine development costs.

•

Cost of sales per ounce of gold sold[1] (excluding accretion, depreciation and amortization) was $416 for the third quarter of 2010 compared with $364 in the third quarter of 2009. Year-to-date, average cost of sales per ounce of gold sold[1] was $406 in 2010 compared with $397 per ounce in 2009. Costs are in line with expectation for the third quarter and first nine months of 2010 as the mine is currently working through a planned stripping phase in preparation for the accelerated oxide mining rate in 2011. The result is fewer ore tonnes being mined and more waste with lower grades. We anticipate these cost levels to remain throughout the remainder of 2010; however, we reiterate our guidance of full-year average cost of sales of between $400-$450 per ounce of gold sold[1].

•

Cash provided by operating activities was $11.5 million for the third quarter of 2010, compared with $2.0 million in the same period in 2009. Year-to-date, cash provided by operating activities was $23.9 million compared with cash used in operating activities of $20.9 million in the year to date of 2009. Cash provided by operating activities was higher in the third quarter and first nine months of 2010 as the mine was still in the initial stages of commissioning in the same periods of 2009 and did not produce.

•

For the three and nine months ended September 30, 2010, cash used in investing activities was $13.1 million and $28.0 million, respectively, compared with $4.8 million and $6.0 million in the same periods in 2009. Capital expenditures of $24.0 million in the first nine months of 2010 were primarily for construction of the leach pad expansion, the purchase of additional mining equipment in connection with the oxide expansion project, the purchase of the initial crushing unit and construction of the lean pumping station.

•

For the three and nine months ended September 30, 2010, net cash provided by financing activities was $3.4 million and $260.3 million, respectively, primarily from the completion of the May 2010 offering, compared with $88.2 million and $108.8 million, respectively, in the same periods of 2009.

•	Cash and cash equivalents at September 30, 2010 were $347.8 million compared with $91.6 million at December 31, 2009.

•

The Company drilled 145 holes at Hycroft totaling 25,000 meters in the third quarter focused on infill drilling to convert resources and continue silver delineation. Significant intercepts continue to show good oxide mineralization at North Brimstone and along the east wall of the Central Pit. Vortex drilling results continue to demonstrate long intercepts of significant mineralization.

•

Allied Nevada released updated interim mineral resource estimate with a 13% increase of measured and indicated gold resources to 8.0 million ounces and a 41% increase of measured and indicated silver resources to 259.2 million ounces. Gold equivalent measured and indicated resources (inc. of reserves) increased to 12.5 million ounces compared with the previous gold equivalent resource estimate of 11.2 million ounces.

•

The Company awarded the management contract for the National Instrument 43-101 compliant feasibility study for the proposed Hycroft milling project to Aker Metals, a division of Aker Solutions Canada Inc. (“Aker Solutions”).

Q3 2010 Financial & Operating Results | 2

“This has been a great quarter, reporting record sales and operating cash flow. We are excited about the growth potential at Hycroft with the increased mineral resource estimate and continued encouraging drill results announced in the quarter,” commented Scott Caldwell, President & CEO. “We look forward to completing the year on track operationally and financially.”

Operations Update

Key operating statistics for the three and nine months ended September 30, 2010, compared with the same periods of 2009, are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Ore mined (thousands of tonnes)	1,645	2,920	6,813	7,278
Waste mined (thousands of tonnes)	4,375	3,717	10,455	11,811

Total material mined (thousands of tonnes)	6,020	6,637	17,268	19,089

Ore grade - gold (g/t)	0.55	0.67	0.76	0.72
Ore grade - silver (g/t)	7.04	7.68	10.03	7.54

Ounces produced - gold	29,563	19,000	83,686	34,400
Ounces produced - silver	75,552	20,100	191,051	44,100

Ounces sold - gold	30,585	20,620	80,584	27,963
Ounces sold - silver	67,662	21,233	184,161	32,427

Average realized price - gold ($/oz)	$1,227	$955	$1,192	$950
Average realized price - silver ($/oz)	$19	$14	$18	$14

Average spot price - gold ($/oz)	$1,227	$960	$1,178	$915
Average spot price - silver ($/oz)	$19	$15	$18	$13

Cost of sales, net of byproduct credits[1] (thousands)	$12,712	$7,505	$32,683	$11,103
Cost of sales per ounce of gold sold[1]	$416	$364	$406	$397

Record metals sales were achieved in the third quarter with 30,585 ounces of gold and 69,365 ounces of silver sold at an average cost of sales of $416 per ounce of gold sold1. Year-to-date, 80,584 ounces of gold and 184,161 ounces of silver have been sold at an average cost of sales of $406 per ounce of gold sold1.

Hycroft mined 6.0 million tonnes of material, including 1.6 million tonnes of ore in the third quarter of 2010 at grades of 0.55 g/t Au and 7.04 g/t Ag. Hycroft produced 29,563 ounces of gold and 75,552 ounces of silver in the third quarter of 2010 compared with production of 19,000 ounces of gold and 20,100 ounces of silver in the same period in 2009. Year-to-date production for 2010 was 83,686 ounces of gold and 191,051 ounces of silver compared with production of 34,400 ounces of gold and 44,100 ounces of silver in the first nine months of 2009. The difference in ounces produced year-over-year is a result of the mine being fully operational in the first nine months of 2010 whereas it was in the commissioning stage in the same period of 2009. Year to date, the mine placed 165,405 contained ounces of gold and approximately 2.2 million contained ounces of silver on the pad (or 93,619 ounces of recoverable gold and 219,700 ounces of recoverable silver).The mine had no reportable environmental incidents in the third quarter of 2010 and has achieved the one year milestone without a lost time accident.

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The 3.5 million square foot 2010 Brimstone leach pad expansion is nearing completion on schedule and on budget. The first crusher became operational in the third quarter and is currently working as planned. The first two 320-ton haul trucks in connection with the planned oxide expansion have arrived on site and are being assembled and a third truck is expected to be delivered shortly. It is expected that these trucks will be operational in the fourth quarter of 2010.

Exploration

Year-to-date, 307 holes have been drilled at Hycroft totaling 75,500 meters. Exploration activities in the first nine months were directed towards infilling the Brimstone Pit, Bay Area and Vortex Zone and resource step out drilling in the Central Pit and Vortex Zone. Significant intercepts continue to show good oxide mineralization at North Brimstone and along the east wall of the Central Pit. Vortex drilling results continue to demonstrate long intercepts of significant mineralization. Core holes drilled during the period were sampled to provide material for ongoing engineering and metallurgical testing. Year to date the mine has successfully fulfilled the goals of the exploration program and is on track to be completed on schedule by year end.

In August 2010, the Company announced the successful results of its infill drill program in an interim mineral resource update. Measured and indicated gold resources (inclusive of gold reserves) increased 13% to 8.0 million ounces (577.0 million tons grading 0.014 opt Au) compared with the previous gold mineral resource estimate (see press release dated August 10, 2010 for more information). Measured and indicated silver resources (inclusive of silver reserves) increased 41% to 259.2 million ounces (577.0 million tons grading 0.45 opt Ag), compared with 153.1 million ounces as announced in April 2010. Gold equivalent measured and indicated resources (inclusive of reserves) increased to 12.5 million ounces compared with the previous gold equivalent resource estimate of 11.2 million ounces.

After replacement of production deletion, proven and probable gold oxide reserves remain at 2.4 million ounces while silver oxide reserves increased 21% to 38.9 million ounces (174.0 million tons grading 0.014 opt Au and 0.22 opt Ag) from 32.2 million silver ounces as released in April 2010. Gold grades were consistent with the previously announced resource estimate across all categories while total measured and indicated silver grades improved 25% to average 0.45 opt compared with the previous resource estimate average of 0.36 opt. The strip ratio for the proven and probable oxide reserve decreased to 1.04:1 from 1.14:1.

2010 Outlook

The Hycroft mine is implementing the previously announced oxide accelerated mining rate. The accelerated rate is expected to impact operations in 2011. In 2010, we expect to mine approximately 25.6 million tonnes of material, including approximately 9.2 million tonnes of ore at an average grade of 0.65 g/t gold and 9.7 g/t silver. Based on this operating plan, gold sales are expected to exceed managements guidance of 100,000 ounces with cost of sales are expected to be between $400-$450 per ounce of gold sold1 in 2010.

Projected cost of sales per ounce of gold sold1 for 2010 was determined assuming a fuel price of $90/barrel and takes into account revenue from silver production as a byproduct credit based on a 2:1 production ratio of silver to gold and a $15/ounce silver price. Projected costs for 2010 are expected to be higher than 2009 actual costs due to a planned waste stripping campaign and anticipated lower grades mined in the latter half of the year, higher budgeted fuel prices compared with actual prices paid in 2009 (representing an increase of approximately $20/ounce), increased cyanide consumption compared with

Q3 2010 Financial & Operating Results | 4

actual consumption in 2009 (representing an increase of approximately $19/ounce) and the effect of Net Proceeds Tax which we are required to pay in 2010, but did not incur in 2009. Based on current life of mine plans, a $10 per barrel movement in the price of West Texas Intermediate (type of crude oil used as a benchmark in oil pricing) will impact the annual operating costs for fuel and lubricants at the Hycroft mine by approximately $1 million (or $10 per ounce).

Capital and mine development expenditures at Hycroft are expected to be $51 million for 2010. Major capital items include the Brimstone leach pad expansion, mobile crushing unit, larger capacity mining equipment in connection with the oxide accelerated mining plan and exploration. At Hycroft, construction of the Brimstone leach pad expansion is progressing well. This phase is expected to increase the available leach pad space by a further 3.5 million square feet and is expected to be completed by the end of 2010. The initial crushing unit is now fully operational and is currently crushing overliner for the newly constructed areas of the leach pad expansion. The first two 320-haul trucks have arrived on site and are being introduced into the mining fleet. A third haul truck is expected to arrive on site shortly and be operational in the fourth quarter.

A 100,000 meter exploration program at Hycroft has been designed for 2010, of which 75,500 meters of drilling has been completed to the end of the third quarter. The focus of the 2010 drill program is:

•	expanding oxide and sulfide resources;

•	converting oxide resources to the reserve categories and inferred sulfide resources to the measured and indicated categories;

•	aligning the silver resource with the gold resource where no historical drilling and assay data exists;

•	attaining further samples for ongoing metallurgical work; and

•	testing the extent of high-grade silver anomalies encountered at the end of the 2009 drill season.

Exploration spending at Hycroft is expected to be approximately $28 million in 2010, of which approximately $5 million will be capitalized. The Company also intends to conduct targeted surface exploration and drilling on certain of its advanced and exploration properties where the Company believes encouraging exploration opportunities exist.

Metallurgical test work on oxide mineralization continues to assess the benefit of milling oxide material to improve gold and, more importantly, silver recoveries.

The Company continues to review near and long-term opportunities for Hycroft including options for improving gold and silver recoveries for current oxide mining and the long term development potential of the large sulfide mineralization at Hycroft. The Company has released a scoping study which envisions achieving both of these goals with the introduction of a milling scenario to process a portion of the oxide mineralization and the sulfide mineralization. The initial positive outcome of the study is encouraging, however, management believes that optimization of the flow sheet and ongoing metallurgical testing may continue to improve the final design and output. We have begun preparing a feasibility study to determine the economic viability of mining this sulfide mineralization. It is currently expected that this study will be completed by mid-2011.

Q3 2010 Financial & Operating Results | 5

Conference Call Information

Allied Nevada will host a conference call on Monday, November 8, 2010 at 8:00 am PT (11:00 am ET) followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-644-3416

Outside of Canada & US – 1-416-814-4860

Replay (available until November 15, 2010):

Access code: 4379672#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the timing, results and benefits of exploration, operations, drill programs, Hycroft expansion economics and engineering assessments and feasibility studies; expectations regarding the expected timing, cost and financing of exploration spending and equipment, including but not limited to the proposed crushing system and the anticipated benefits of such items; expectations regarding potential growth and optimization opportunities; expectations concerning the completion, costs and benefits of expansions at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulfide mineralization at Hycroft; mineral reserve and resource estimates; cost estimates, estimates of gold and silver grades and waste mined; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the cash flow generated by the property; expectations regarding the amount and timing of future gold and silver production and sales from the Hycroft mine and the associated cost of sales; expectations regarding fuel prices and cyanide consumption; expectations regarding the sufficiency of current oxide reserves; expectations regarding the Company’s future capital requirements and expenditures and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning mineral reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 (“SEC Industry Guide 7”) under the Securities Act. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

Q3 2010 Financial & Operating Results | 6

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this report and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

Cautionary Note to All Investors Concerning Economic Assessments That Include Measured, Indicated and Inferred Resources

Mineral resources that are not mineral reserves have no demonstrated economic viability. The preliminary assessment on the Hycroft sulfide scoping study is preliminary in nature and includes “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”, which are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the preliminary assessment of the Hycroft scoping study will ever be realized.

Non-GAAP Measures

Allied Nevada provided the non-GAAP measures of “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use these non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The calculations of these non-GAAP measures are presented below:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Cost of sales (thousands)	$14,046	$7,804	$36,048	$11,552
Less: Silver revenues (thousands)	$(1,334)	$(299)	$(3,365)	$(449)

Cost of sales, net of byproduct credits (thousands)	$12,712	$7,505	$32,683	$11,103
Gold ounces sold	30,585	20,620	80,584	27,963
Cost of sales per ounce of gold sold	$416	$364	$406	$397

The technical contents of this news release have been prepared under the supervision of Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada.

For further information regarding the quality assurance program and the quality control measures applied, please see the technical report dated April 1, 2010 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

Q3 2010 Financial & Operating Results | 7

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	(Unaudited)
	September 30, 2010	December 31, 2009

Assets:
Cash and cash equivalents	$347,779	$91,581
Inventories	10,011	6,773
Ore on leachpads	43,947	34,179
Prepaids and other	7,175	3,911
Deferred tax asset, current portion	5,215	4,344

Current assets	414,127	140,788

Restricted cash	15,009	14,066
Plant and equipment, net	53,750	35,367
Mine development costs	14,773	10,389
Reclamation premium and asset retirement cost asset	2,188	2,431
Mineral properties	35,552	35,845
Deferred tax asset, non-current portion	16,673	13,539

Total assets	$552,072	$252,425

Liabilities:
Accounts payable	$13,810	$12,414
Amounts due to related parties	211	28
Accrued liabilities and other	3,495	1,476
Capital lease obligations, current portion	1,606	1,298
Asset retirement obligation, current portion	476	476

Current liabilities	19,598	15,692

Deferred royalty income	477	686
Capital lease obligations, long-term portion	4,748	4,700
Asset retirement obligation, long-term portion	6,236	6,167
Other accrued liabilities	5,782	2,000

Total liabilities	36,841	29,245

Commitments and Contingencies

Shareholders’ Equity:

Common stock ($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 88,884,656 at September 30, 2010 and 73,837,267 at December 31, 2009)	89	74
Additional paid-in-capital	582,456	317,923
Accumulated deficit	(67,314)	(94,817)

Total shareholders’ equity	515,231	223,180

Total liabilities and shareholders’ equity	$552,072	$252,425

Q3 2010 Financial & Operating Results | 8

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(US dollars in thousands, except shares and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenue:
Gold sales	$37,538	$19,698	$96,078	$26,566
Silver sales	1,334	299	3,365	449

	38,872	19,997	99,443	27,015

Operating expenses:
Cost of sales (excludes depreciation, amortization, and accretion)	14,046	7,804	36,048	11,552

	24,826	12,193	63,395	15,463

Stripping costs	5,021	1,231	5,747	5,136
Depreciation and amortization	2,228	1,196	5,233	2,040
Exploration and land holding costs	8,065	2,130	16,894	3,410
Accretion	109	100	331	295
Corporate general and administrative	5,702	2,896	13,955	8,264

Income (loss) from operations	3,701	4,640	21,235	(3,682)

Interest income	66	9	112	37
Interest expense	(94)	(621)	(282)	(924)
Gain (loss) due to change in value of equity-linked financial instruments	—	42	—	(5,152)
Net foreign exchange gain (loss)	849	1,144	3,020	485
Other income (expense)	—	(80)	271	(80)

Income (loss) before income taxes	4,522	5,134	24,356	(9,316)
Income tax benefit (expense)	(1,463)	—	3,147	—

Net income (loss)	$3,059	$5,134	$27,503	$(9,316)

Earnings (loss) per share:
Basic:
Weighted average number of shares outstanding	88,891,786	65,365,768	80,621,549	60,489,032
Income (loss) per share	$0.03	$0.08	$0.34	$(0.15)

Diluted:
Weighted average number of shares outstanding	90,326,557	67,195,604	82,131,841	60,489,032
Income (loss) per share	$0.03	$0.08	$0.33	$(0.15)

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ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities:

Net income (loss)	$3,059	$5,134	$27,503	$(9,316)

Adjustments to reconcile net income (loss) for the period to net cash provided by (used in) operating activities:
Depreciation and amortization	2,228	1,196	5,233	2,040
Amortization of deferred loan costs	—	73	—	87
Accretion	109	100	331	295
Stock-based compensation	987	1,033	3,204	2,914
Unrealized foreign currency loss	—	484	—	1,018
Loss on disposal of assets	—	80	—	80
(Gain) loss due to change in fair value of equity-linked financial instruments	—	(42)	—	5,152
Deferred royalty income	—	—	(269)	—
Reclamation expenditures	(28)	(164)	(264)	(164)
(Increase) decrease in deferred tax asset	1,311	—	(4,005)	—

Change in operating assets and liabilities:
Inventories	(583)	1,289	(3,011)	(2,526)
Ore on leach pads	932	(8,365)	(8,932)	(23,608)
Prepaids and other	(546)	(1,752)	(3,263)	(1,766)
Accounts payable and amounts due to related parties	786	614	1,579	2,093
Accrued liabilities and other	3,210	2,311	5,801	2,770

Net cash provided by (used in) operating activities	11,465	1,991	23,907	(20,931)

Cash flows from investing activities:
Additions to plant and equipment	(11,408)	(3,262)	(21,601)	(4,291)
Additions to mine development costs	(1,662)	(250)	(5,553)	(560)
Increase in restricted cash	(14)	(1,298)	(942)	(1,320)
Proceeds from advance minimum royalties	—	49	60	130

Net cash used in investing activities	(13,084)	(4,761)	(28,036)	(6,041)

Cash flows provided by financing activities:
Proceeds on issuance of common stock	3,813	101,151	279,231	115,801
Share issuance costs	(54)	(5,139)	(17,887)	(5,139)
Proceeds from term loan	—	—	—	6,348
Repayment of term loan	—	(7,366)	—	(7,366)
Payment of loan costs	—	—	—	(87)
Repayments of principal on capital lease agreements	(358)	(408)	(1,017)	(783)

Net cash provided by financing activities	3,401	88,238	260,327	108,774

Net increase in cash and cash equivalents	1,782	85,468	256,198	81,802

Cash and cash equivalents, beginning of period	345,997	12,845	91,581	16,511

Cash and cash equivalents, end of period	$347,779	$98,313	$347,779	$98,313

Supplemental cash flow disclosures:
Cash paid for interest	$94	$557	$282	$943
Cash paid for income taxes	150	—	450	—
Non-cash financing and investing activities:
Shares issued in satisfaction of liabillity for equity-linked financial instruments	—	3,484	—	9,484
Mining equipment acquired by capital lease	1,372	1,140	1,372	3,975

Q3 2010 Financial & Operating Results | 10